Exhibit 99.1

Fairchild Semiconductor Files Patent Infringement Lawsuit Against Infineon Technologies

San Jose, California - November 28, 2008 - Fairchild Semiconductor (NYSE: FCS) announced it has filed a patent infringement lawsuit against Infineon Technologies AG.

Fairchild said it believes certain Infineon CoolMOS and OptiMOS branded products, as well as other Infineon IGBT and CanPAK products, infringe one or more claims of eight Fairchild patents.

Fairchild has brought claims against Infineon in the U.S. District Court for the District of Maine and the U.S. District Court for the District of Delaware.

The two companies have been involved in extended cross-license negotiations, and the dispute recently escalated to litigation.

"We are very confident in our position in this ongoing patent dispute and will fight to protect our intellectual property," said Justin Chiang, Fairchild's senior vice president and general manager, Power Conversion, Industrial and Automotive Products.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Patti Olson

Communications
1 (800) 341-0392 X 8728
Email: patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com